Exhibit 10.2

ROBERT D. WEERTS

P.O. Box 897

522 Main Street South

Winnebago, MN 56098

507-893-3313

ROBERT D. WEERTS – Bob attended school both in Winnebago, MN and Tucson, AZ, graduating from Amphi High School in Tucson, AZ in 1970. He and his wife, Jenifer, were blessed with three children and eight grandchildren.

Bob is the owner and operator of Erosion Control Plus, Inc. Founded in 1973, ECP. did roadside seeding and sodding. Primarily serving as a subcontractor, they performed various types of turf restoration and erosion control on county, state and federal highway projects. They have evolved into site grading, excavation, blacktopping, sand and gravel hauling.

Established in 1987, Blue Valley Sod of Winnebago Inc. produces quality bluegrass sod for both commercial landscapers and homeowners serving the upper Midwest.

Green Energy & Development Inc., founded in 2009, is active in recycling and composting.

EDC Dust Control of the Midwest began in 2021. They do environmentally friendly dust control on various roadways and parking lots.

Bedrock Ready Mix Inc started in 2021. They are a supplier of concrete ready mix for contactors in south central Minnesota

Bob is a former owner and operator of the Shell Food Mart, located in Blue Earth. This was a return to the convenience store industry as Bob formerly owned the Winnie Mart stores in Martin and Faribault counties from 1982 to 1996.

As a pro-active business owner, Bob has also been interested in cutting edge business opportunities. He is actively involved with Umpqua Energy, Inc. Umpqua Energy Inc. is a business involved with increasing energy efficiency and “Green” energy development. Umpqua Energy Inc. received the U.S. Department of Energy America’s Next Top Energy Innovator Award in 2012.

Bob is also involved with Aker Technologies Inc. which is a supplier of “Drone” technologies and support programs.

In addition to these business ventures, Bob is an active member and past President of Turfgrass Producers International. Bob is or has also been involved in the following committees/organizations – Winnebago City Council member, Faribault County Futures, South Highway 169 Improvement Association. He was a founding member of Corn Plus Ethanol Plant and served as board chairman for eight years.